Exhibit (a)(12)

DATE:	June 7, 2006

TO:	All Media

FROM:	Standard Management 10689 N. Pennsylvania Street Indianapolis, Indiana 46280

CONTACT:	Michael B. Berry Investor Relations Phone: 317-574-5221
Standard Management Announces Status of Tenders
for Trust Preferred Securities
(Indianapolis, Indiana) Standard Management Corporation (“Standard Management” or the “Company”) (OTCBB&OTC: SMAN, SMANP), an Indianapolis-based provider of pharmaceuticals to long-term care and infusion therapy patients, today announced that as of the original expiration date of its exchange offer, June 5, 2006, it had received tenders of 967,033 or 46.7% of its outstanding 10.25% Trust Preferred Securities issued by its subsidiary SMAN Capital Trust I, although all such securities remain subject to withdrawal rights through the term of the exchange offer. As previously announced, the Company is offering to exchange 6 shares of its common stock for each trust security ($10 liquidation amount per trust security) validly tendered and not withdrawn before the expiration date. The exchange offer is being made pursuant to the Supplement No. 2 to the Offer to Exchange, mailed on June 2, 2006 to record holders of trust securities. The exchange offer will remain open until June 30, 2006, unless extended or terminated by the Company.
Mr. Ronald D. Hunter, Chairman, President and Chief Executive Officer of Standard Management commented, “I appreciate the confidence of the holders of the Trust Preferred Securities in our business plan.”
Standard Management currently operates regional pharmacies in Seattle, Washington; Nashville, Tennessee; New Castle, Indiana; and Indianapolis, Indiana. According to Chairman Hunter, “Our regional acquisition strategy is what distinguishes us in the marketplace. Our organizational development and expertise of our executive team defines our unique position in the healthcare industry.”
Trust Preferred Security holders have been sent written materials explaining the precise terms and timing of the exchange offer. Holders of Trust Preferred Securities are urged to read these written materials carefully because they contain important information about the exchange offer. Standard Management has filed the written materials relating to the exchange offer with the Securities and Exchange Commission (the “SEC”) as part of a tender offer statement on Schedule TO. Trust Preferred Security holders, as well as shareholders of Standard Management and the public, can obtain these written tender offer materials and other documents filed by Standard Management with the SEC free of charge from the SEC’s website at www.sec.gov. Holders of Trust Preferred Securities may obtain a written copy of the tender offer materials by calling the Information Agent for the exchange offer, Innisfree M&A Incorporated, toll free at (888) 750-5834.

This press release contains “forward-looking statements.” The use of the words “believe,” “expect,” “anticipate,” “intend,” “may,” “estimate,” “could,” “plans,” and other similar expressions, or the negations thereof, generally identify forward-looking statements. Forward-looking statements in this press release include, without limitation, statements relating to the exchange offer. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors, which could cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, but are not limited to, investor interest in receiving shares of our common stock in exchange for their trust securities, general market and economic conditions and other factors, including our operating performance and overall stock market performance. Additional risks are detailed in the Offer to Exchange under the heading “Risk Factors.”
We caution you that, while forward-looking statements reflect our good faith beliefs, these statements are not guarantees of future performance. In addition, we disclaim any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.
Standard Management is a holding company headquartered in Indianapolis, Indiana. Information about the Company can be obtained by calling the Investor Relations Department at (317) 574-5221 or via the Internet at www.SMAN.com.